EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-41991) pertaining to the MPW Industrial Services Group, Inc. 1997, 1994 and 1991 Stock Option Plans of our report dated August 12, 2004, except for Note 16, as to which the date is September 30, 2005, with respect to the consolidated financial statements of MPW Industrial Services Group, Inc. for the year ended June 30, 2004 included in the Annual Report (Form 10-K) for the year ended June 30, 2006.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

October 13, 2006